Exhibit 99.1

EchoStar Reports CERTAIN Fourth Quarter and

YEAR END 2011 Financial Results

ENGLEWOOD, Colo., Feb. 23, 2012 — EchoStar Corporation (NASDAQ: SATS) today reported preliminary unaudited results.  EchoStar had total revenue of $834 million for the quarter ended Dec. 31, 2011, a 62.6 percent increase compared with $513 million for the corresponding period in 2010.

Loss before income taxes totaled $22 million for the quarter ended Dec. 31, 2011, compared with income before income taxes of $186 million during the corresponding period in 2010.

For the year ended Dec. 31, 2011, EchoStar reported total revenue of $2.76 billion compared with $2.35 billion for the year ended Dec. 31, 2010, an increase of 17.5 percent.  Income before income taxes for the year ended Dec. 31, 2011 totaled $26 million, compared with $289 million for the year ended Dec. 31, 2010.

EchoStar acquired Hughes Communications, Inc. and its subsidiaries (“Hughes Communications”) as of June 8, 2011.  The financial results of Hughes Communications are included in EchoStar’s financial results effective June 9, 2011.  Therefore, EchoStar’s financial results for the quarter and year ended Dec. 31, 2011 are not comparable to its financial results for the quarter and year ended Dec. 31, 2010.

Conference Call Information

EchoStar will host its fourth quarter and year end 2011 financial results conference call today at 11 a.m. ET.  The dial-in number is (877) 500-5931.

About EchoStar

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite operations and digital TV solutions that enhance today’s home entertainment lifestyle. Its wholly owned subsidiary, Hughes, is the world’s leading provider of satellite broadband for home and office, delivering innovative network technologies and managed network services for enterprises and governments in more than 100 countries. Among the many offerings of this combined powerhouse in broadband data and video are HughesNet®, the market’s #1 high-speed satellite Internet service; Sling Media’s award-winning SlingLoaded® technology; and Move Networks’ adaptive bit-rate streaming technology.

Headquartered in Englewood, Colo. with employees worldwide, EchoStar has more than 25 years of experience designing, developing and distributing award-winning television set-top boxes, services and related delivery products for television. EchoStar delivers satellite broadband and transport services for enterprises, governments, small businesses, and consumers using 11 satellites and related broadcast licenses around the globe. For more information, please visit www.EchoStar.com and www.Hughes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be achieved, even though we believe they are reasonable.  We do not guarantee that any future transactions or events described herein will happen as described or that they will happen at all.  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  Whether actual events or results will conform with our expectations and predictions is subject to a number of risks and uncertainties.  For further information regarding risks and uncertainties associated with EchoStar’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of EchoStar’s SEC filings.

Contact Information Investor Relations Contact: Deepak Dutt 301-428-1686 Press Contact: mediarelations@echostar.com 303-706-5236	Attachments EchoStar Corporation

ECHOSTAR CORPORATION

 (In thousands)

(Unaudited)

	For the Years Ended December 31,
	2011	2010	2009
Revenue:
Equipment revenue - DISH Network	$1,158,293	$1,470,173	$1,174,763
Equipment revenue - other	513,504	347,765	302,787
Services and other revenue - DISH Network	496,636	468,399	373,226
Services and other revenue - other	592,998	64,032	52,783
Total revenue	2,761,431	2,350,369	1,903,559

Costs and Expenses: (exclusive of depreciation shown below)
Cost of sales - equipment	1,414,791	1,553,129	1,267,172
Cost of sales - services and other	492,702	236,356	203,123
Research and development expenses	50,966	46,093	44,009
Selling, general and administrative expenses	288,575	128,366	116,737
General and administrative expenses - DISH Network	14,701	15,189	23,497
Depreciation and amortization	385,894	228,911	244,129
Impairment of long-lived asset	32,964	—	—
Total costs and expenses	2,680,593	2,208,044	1,898,667

Operating income (loss)	80,838	142,325	4,892

Other Income (Expense):
Interest income	10,821	14,472	26,441
Interest expense, net of amounts capitalized	(82,593)	(14,560)	(32,315)
Unrealized and realized gains (losses) on marketable investment securities and other investments	13,666	2,923	119,461
Unrealized gains (losses) on investments accounted for at fair value, net	15,871	144,473	313,000
Other, net	(12,828)	(860)	(6,120)
Total other income (expense)	(55,063)	146,448	420,467

Income (loss) before income taxes	$25,775	$288,773	$425,359

ECHOSTAR CORPORATION

 (In thousands)

(Unaudited)

	As of December 31,
	2011	2010

Cash and cash equivalents	$614,035	$141,814
Marketable investment securities	1,082,407	989,086

	For the Years Ended December 31,
	2011	2010	2009

Net cash flows from operating activities	$447,018	$404,015	$196,276
Net cash flows from investing activities	$(1,888,045)	$(238,558)	$(114,278)
Net cash flows from financing activities	$1,913,547	$(46,973)	$(83,135)